UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Ambassadors Group, Inc.
----------------------------------------
(Name of Issuer)

Common Stock, par value $0.01
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(Title of Class of Securities)

023177108
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(CUSIP Number)

November 28, 2011
-----------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 023177108                                                               Schedule 13G
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1) NAMES OF REPORTING PERSONS          Bandera Partners LLC

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2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                (a)☐
                (b) ☒
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3) SEC USE ONLY
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4) CITIZENSHIP OR PLACE OF ORGANIZATION       Delaware
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NUMBER OF                         5)  SOLE VOTING POWER 1,878,100
SHARES                                 -------------------------------------------------------------------------------------
BENEFICIALLY                    6)  SHARED VOTING POWER      0
OWNED BY                           -------------------------------------------------------------------------------------
EACH                                     7)  SOLE DISPOSITIVE POWER    1,878,100
REPORTING                           -------------------------------------------------------------------------------------
PERSON WITH                     8) SHARED DISPOSITIVE POWER    0
------------------------------------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED      1,878,100
    BY EACH REPORTING PERSON
------------------------------------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (SEE INSTRUCTIONS)            ☐
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11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
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12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)       OO
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CUSIP No. 023177108                                                               Schedule 13G
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1) NAMES OF REPORTING PERSONS                 Gregory Bylinsky

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2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                (a) ☐
                (b) ☒
------------------------------------------------------------------------------------------------------------
3) SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION       United States
------------------------------------------------------------------------------------------------------------
NUMBER OF                          5)  SOLE VOTING POWER          0
SHARES                                 -------------------------------------------------------------------------------------
BENEFICIALLY                     6)  SHARED VOTING POWER       1,878,100
OWNED BY                           -------------------------------------------------------------------------------------
EACH                                      7)  SOLE DISPOSITIVE POWER        0
REPORTING                           -------------------------------------------------------------------------------------
PERSON WITH                      8) SHARED DISPOSITIVE POWER     1,878,100
------------------------------------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED    1,878,100
    BY EACH REPORTING PERSON
------------------------------------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (SEE INSTRUCTIONS)            ☐
------------------------------------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
------------------------------------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
------------------------------------------------------------------------------------------------------------

CUSIP No. 023177108                                                               Schedule 13G
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1) NAMES OF REPORTING PERSONS           Jefferson Gramm

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2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                (a) ☐
                (b) ☒
------------------------------------------------------------------------------------------------------------
3) SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION       United States
------------------------------------------------------------------------------------------------------------
NUMBER OF                   5)  SOLE VOTING POWER         19,796
SHARES                           -------------------------------------------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER       1,878,100
OWNED BY                      -------------------------------------------------------------------------------------
EACH                                7)  SOLE DISPOSITIVE POWER       19,796
REPORTING                     -------------------------------------------------------------------------------------
PERSON WITH                8) SHARED DISPOSITIVE POWER     1,878,100
------------------------------------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED        1,897,896
    BY EACH REPORTING PERSON
------------------------------------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (SEE INSTRUCTIONS)              ☐
------------------------------------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
------------------------------------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
------------------------------------------------------------------------------------------------------------

CUSIP No. 023177108                                                               Schedule 13G
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1) NAMES OF REPORTING PERSONS          Andrew Shpiz

------------------------------------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                (a) ☐
                (b) ☒
------------------------------------------------------------------------------------------------------------
3) SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION       United States
------------------------------------------------------------------------------------------------------------
NUMBER OF                   5)  SOLE VOTING POWER          0
SHARES                           -------------------------------------------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER       1,878,100
OWNED BY                      -------------------------------------------------------------------------------------
EACH                                7)  SOLE DISPOSITIVE POWER       0
REPORTING                      -------------------------------------------------------------------------------------
PERSON WITH                8) SHARED DISPOSITIVE POWER     1,878,100
------------------------------------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED       1,878,100
    BY EACH REPORTING PERSON
------------------------------------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (SEE INSTRUCTIONS)            ☐
------------------------------------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
------------------------------------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
------------------------------------------------------------------------------------------------------------

Item 1(a).	Name of Issuer:	Ambassadors Group, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Dwight D. Eisenhower Building
2001 S Flint Road
Spokane, WA 99224

Item 2(a).	Name of Person Filing:

This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the “Reporting Persons”) pursuant to an Agreement of Joint Filing attached as Exhibit A to the Schedule 13G filed with the Securities and Exchange Commission on August 10, 2011:

(i) Bandera Partners LLC, a Delaware limited liability company (“Bandera Partners”);

(ii) Gregory Bylinsky;

(iii) Jefferson Gramm; and

(iv) Andrew Shpiz.

Bandera Partners, Mr. Bylinsky, Mr. Gramm and Mr. Shpiz are filing this Schedule with respect to 1,878,100 shares of Common Stock (the “Master Fund’s Shares”) directly owned by Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera Master Fund”).  In addition, Mr. Gramm is filing this Schedule with respect to 19,796 shares of Common Stock directly owned by Mr. Gramm.

Bandera Partners is the investment manager of Bandera Master Fund and may be deemed to have beneficial ownership over the Master Fund’s Shares by virtue of the sole and exclusive authority granted to Bandera Partners by Bandera Master Fund to vote and dispose of the Master Fund’s Shares.

Mr. Bylinsky, Mr. Gramm and Mr. Shpiz are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business office address of each of Bandera Partners, Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz is:
50 Broad Street, Suite 1820
New York, New York 10004

Item 2(c).	Citizenship:

The place of organization or citizenship of each of the Reporting Persons is as follows:

Name of Reporting Person	Place of Organization/Citizenship
Bandera Partners LLC	Delaware
Gregory Bylinsky	United States
Jefferson Gramm	United States
Andrew Shpiz	United States

Item 2(d).	Title of Class of Securities:	Common Stock, par value $0.01

Item 2(e).	CUSIP Number:	023177108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	Not Applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i) Bandera Partners LLC

(a) Amount beneficially owned:	1,878,100

(b) Percent of class:	10.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	1,878,100

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	1,878,100

(iv) Shared power to dispose or to direct the disposition of	0

(ii) Gregory Bylinsky

(a) Amount beneficially owned:	1,878,100

(b) Percent of class:	10.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	1,878,100

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	1,878,100

(iii) Jefferson Gramm

(a) Amount beneficially owned:	1,897,896

(b) Percent of class:	10.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	19,796

(ii) Shared power to vote or to direct the vote	1,878,100

(iii) Sole power to dispose or to direct the disposition of	19,796

(iv) Shared power to dispose or to direct the disposition of	1,878,100

(iv) Andrew Shpiz

(a) Amount beneficially owned:	1,878,100

(b) Percent of class:	10.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	1,878,100

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	1,878,100

The number of shares beneficially owned and the percentage of outstanding shares represented thereby for each Reporting Person have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  The percentages of ownership described above are based on 17,492,719 shares of Common Stock issued and outstanding as of November 2, 2011, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

☐
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The right to receive dividends from, or the proceeds from the sale of, the Master Fund’s Shares is held by Bandera Master Fund, a private investment fund for which Bandera Partners serves as investment manager.  Bandera Partners, Mr. Bylinsky, Mr. Gramm and Mr. Shpiz disclaim beneficial ownership of the Master Fund’s Shares reported in this statement pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.                           Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: November 30, 2011

BANDERA PARTNERS LLC

	By:	/s/ Gregory Bylinsky
Gregory Bylinsky
Managing Director

Item 10.                           Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated: November 30, 2011

/s/ Gregory Bylinsky
Gregory Bylinsky

Item 10.                           Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated: November 30, 2011

/s/ Jefferson Gramm
Jefferson Gramm

Item 10.                           Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated: November 30, 2011

/s/ Andrew Shpiz
Andrew Shpiz